PARTNERS GROUP PRIVATE EQUITY (MASTER FUND), LLC

Limited Liability Company Units

Supplement dated May 27, 2020

 to the Confidential Private Placement Memorandum dated January 1, 2017

This supplement contains information that amends, supplements or modifies certain information contained in the accompanying Confidential Private Placement Memorandum (the “Memorandum”) of Partners Group Private Equity (Master Fund), LLC (the “Fund”) dated January 1, 2017. This supplement is part of, and should be read in conjunction with, the Memorandum. Capitalized terms used in this supplement have the same meanings as in the Memorandum, as applicable, unless otherwise stated herein.

This supplement amends the indicated section of the Memorandum as follows:

Investment related risks

The following is added to the “Investment related risks” section of the Memorandum:

Risks related to COVID-19

There has been increased uncertainty and disruption in the global economy and financial markets due to the COVID-19 pandemic that have impacted and will continue to impact the operations, financial condition, liquidity and cash flows of the Fund and its underlying portfolio companies and industries for an indefinite period of time. Due to its recent onset, the effects of the pandemic on the Fund's performance are primarily attributable to changes in expectations from market and other sources about the pandemic's effects, because the effects of the pandemic on the accounting and business performance of the portfolio companies and the industries, countries or market sectors in which they operate generally will take time to develop. Some of these companies and industries may be harmed financially from the pandemic, while others may benefit financially. The Fund is broadly diversified across hundreds of issuers. Given this portfolio diversification and based on current information, management is currently unaware of any significant concentration of risk related to COVID-19.

The Fund is unable to predict the full impact that COVID-19 will have on the Fund's operations, financial condition, liquidity, and cash flows because of uncertainties about the duration and severity of the pandemic. These and other factors will be updated from time to time in periodic filings with the SEC.

Please retain this Supplement with your Memorandum.